Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-274657) on Form S-1 of Electriq Power Holdings, Inc. of our report dated March 6, 2023 (which includes an explanatory paragraph related to Electriq Power, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Electriq Power, Inc., appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the heading "Experts" in such Prospectus.
/s/ RSM US LLP
West Palm Beach, Florida
October 26, 2023